United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

245 Fifth Avenue, Suite 2201, New York, New York (Address of principal executive offices)	10016 (Zip Code)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)
(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (212) 687-3260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2008, Langer, Inc. (the “Company”), in connection with the sale of substantially all of the operating assets relating to its “Langer” branded custom orthotic and related products business (the “Transferred Business”), entered into Amendment No. 4 (the “Amendment”) of its Loan and Security Agreement (“Loan Agreement”) with Wachovia Bank, National Association (“Wachovia”), originally dated as of May 11, 2007. The Amendment provides for a decrease of the maximum amount the Company may borrow under the Loan Agreement to $12,000,000 from $15,000,000. The Amendment also provides for Wachovia’s consent to the sale by the Company of the Transferred Business pursuant to the asset purchase agreement dated October 24, 2008, by and between the Company and Langer Acquisition Corp., as described below.

A copy of the Amendment is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Amendment.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 24, 2008, the Company completed the sale of the Transferred Business to Langer Acquisition Corp. (the “Buyer”) pursuant to the terms of the asset purchase agreement (the “Purchase Agreement”) dated October 24 2008, by and between the Company and the Buyer for a purchase price of approximately $4.68 million, of which $475,000 will be held in escrow pursuant to the terms of an escrow agreement by and among the Company, the Buyer and The Bank of New York Mellon. The purchase price will be subject to a post-closing working capital adjustment within approximately 90 days to the extent that the assets included within the Transferred Business, as reflected on the closing date balance sheet of the Transferred Business, are less or more than approximately $1.3 million on the closing date. The consideration described above was determined based upon arms-length negotiations between the parties to the Purchase Agreement. Net proceeds to the Company including transaction costs are expected to be approximately $4.1 million.

Pursuant to the Purchase Agreement, the Company is also making certain representations and warranties regarding Transferred Business, providing limited indemnification protection and agreeing to certain non-competition provisions and other agreements.

The Company will continue to exist as a corporate entity and its ongoing business will include that of its wholly-owned subsidiaries Silipos Inc. and Twincraft Inc. In connection with this sale transaction, the Company has agreed to seek a change of its corporate name no later then its next annual shareholders meeting.

The Company expects to recognize a minimal gain on the sale of the Transferred Business.

A copy of the Purchase Agreement is attached to this report as Exhibit 2.1 is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement.

On October 27, 2008, the Company issued a press release announcing the sale of the Transferred Business pursuant to the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this current report.

Item 8.01 Other Events.

On October 22, 2008, the Company received notification that as of October 16, 2008, the NASDAQ Stock Market (“NASDAQ”), due to recent extraordinary market conditions, has suspended, for a three month period, the enforcement of the rules requiring listed companies to maintain a minimum $1.00 per share closing bid price and a $5 million minimum market value of publicly held shares. As previously disclosed on October 3, 2008, the Company had received two deficiency letters from the NASDAQ Listing Qualifications Department notifying the Company that it was deficient in meeting these continued listing requirements.

As a result of NASDAQ’S suspension of these continued listing requirements, the Company will now be provided: (i) until April 7, 2009 to regain compliance with the $5 million minimum market value requirement; and (ii) until July 6, 2009 to regain compliance with the minimum $1.00 price per share requirement. There can be no guarantee that the Company will be able to regain compliance with these NASDAQ continued listing requirements.

If our common stock were delisted, the delisting may have an adverse impact on the price of our shares of common stock, the volatility of the price of our shares, and/or the liquidity of an investment in our shares of common stock.

Item 9.01 Financial Statements and Exhibits

(b)
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2007 and six months ended June 30, 2008 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2008 of Langer, Inc. The pro forma information required by this item is hereby included as Exhibit 99.2 attached hereto.

(d)	Exhibits.

10.1	Amendment No. 4 dated October 24, 2008, to Loan and Security Agreement dated May 11, 2007, between Wachovia Bank, National Association and Langer, Inc.
2.1	Asset Purchase Agreement dated as October 24, 2008, by and between Langer, Inc., and Langer Acquisition Corp.
99.1	Press Release dated October 27, 2008.
99.2	Pro Forma Financial Information of Langer, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Langer, Inc.

Date: October 30, 2008	By:	/s/ Kathleen P. Bloch
Name: Kathleen P. Bloch Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 4 dated October 24, 2008, to Loan and Security Agreement dated May 11, 2007, between Wachovia Bank, National Association and Langer, Inc.

2.1	Asset Purchase Agreement dated as October 24, 2008, by and between Langer, Inc. and Langer Acquisition Corp.

99.1	Press Release dated October 27, 2008

99.2	Pro Forma Financial Information of Langer, Inc.